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Exhibit 7(c)

Exhibit 7(c)

List of Reinsurers:

SCOR Life U.S. Re Insurance Company, Addison, Texas

Swiss Re Life & Health America, Inc., Ft. Wayne, Indiana

ING Re (conducting its reinsurance business through its subsidiary, Security Life of Denver Insurance Company, Denver, Colorado)

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Exhibit 7(c)